Exhibit 10.3
AMENDMENT TO AWARD AGREEMENT
The following Resolution was adopted by the Compensation and Management Development Committee of Centex Corporation on October 8, 2008 and is deemed to be an amendment to the Exhibit A attached to the outstanding Award Agreement between the Company and the various awardees relating to the 3-Year Performance Award — May 2007, effective December 31, 2008:
     WHEREAS, 3-Year Performance Awards were granted to certain employees of the Company effective May 17, 2007; and
     WHEREAS, Exhibit A to the Award Agreement related to the 3-Year Performance Awards (“Exhibit A”) provides in Section 3(d) that the Company may, without the participant’s consent, modify or amend the Award to the extent it reasonably determines is necessary to preserve intended tax consequences in light of Section 409A; and
     WHEREAS, the Company has determined that amendments to the 3-Year Performance Awards are needed for purposes of Section 409A;
     THEREFORE, BE IT RESOLVED, that pursuant to Section 3(d) of Exhibit A to the Award Agreement for the 3-Year Performance Awards — May 2007 granted effective as of May 17, 2007, each Exhibit A is hereby amended, effective as of December 31, 2008, in the following respects only:
     FIRST: The second sentence of Section 1(c) of Exhibit A is hereby amended to read in its entirety as follows:
Except as provided in Section 2, payment of amounts due under this Award shall be made to you in June 2010 (the “Payout Date”) in accordance with the provisions of Section 10(d) of the Plan.
     SECOND: The last sentence of Section 2(c) of Exhibit A is hereby amended to read in its entirety as follows:
The value of the adjusted number of Performance Units, using the Fair Market Value as of the effective date of the termination of employment, shall be paid on the earlier of the Payout Date or your Separation from Service in accordance with the provisions of Section 10(d) of the Plan; provided that your payment will be subject to the delay as set out in Section 10(e) of the Plan if you are paid on account of your Separation from Service and you are a Specified Employee on the date of your Separation from Service.
     THIRD: The last sentence of Section 2(d) of Exhibit A is hereby amended to read in its entirety as follows:
The value of your Performance Units that are not forfeited under this subsection, using the Target Payout levels and the original grant value share price, shall be paid on the earlier of the Payout Date or your Separation from Service in accordance with the provisions of

Section 10(d) of the Plan; provided that your payment will be subject to the delay as set out in Section 10(e) of the Plan if you are paid on account of your Separation from Service and you are a Specified Employee on the date of your Separation from Service.
     FOURTH: The last sentence of Section 2(e) of Exhibit A is hereby amended to read in its entirety as follows:
The Performance Units that are not forfeited under this subsection shall be adjusted upward or downward by the applicable Performance Percentage based on the Company’s most recent quarterly estimate of the Company’s achievement of the Performance Goals, and the value of the adjusted number of Performance Units, using the Fair Market Value as of the date of the Retirement, shall be paid on the earlier of the Payout Date or your Separation from Service in accordance with the provisions of Section 10(d) of the Plan; provided that your payment will be subject to the delay as set out in Section 10(e) of the Plan if you are paid on account of your Separation from Service and you are a Specified Employee on the date of your Separation from Service.
     FIFTH: The last sentence of Section 2(h) of Exhibit A is hereby amended to read in its entirety as follows:
Payment of the amount due to you under this Award shall be made to you upon the Change in Control in accordance with the provisions of Section 10(d) of the Plan.